Exhibit (a)(5)

Gregory J. Larson Executive Vice President 240.744.5120 Gee Lingberg Vice President 240.744.5275

NEWS RELEASE

HOST HOTELS & RESORTS, INC. ANNOUNCES PUT OPTION FOR HOST HOTELS & RESORTS, L.P.’S 2.50% EXCHANGEABLE SENIOR DEBENTURES DUE 2029

Bethesda, MD; September 14, 2015 - Host Hotels & Resorts, Inc. (NYSE: HST) (the “Company”) today announced that Host Hotels & Resorts, L.P., for whom the Company acts as sole general partner, is notifying holders of its outstanding 2.50% Exchangeable Senior Debentures due 2029 (CUSIP No. 44107TAG1) (the “Debentures”) that the holders have an option, pursuant to the terms of the Debentures, to require Host Hotels & Resorts, L.P. to purchase, on October 15, 2015, all or a portion of such holders’ Debentures (the “Put Option”) at a price equal to 100% of the aggregate principal amount of the Debentures.

Host Hotels & Resorts, L.P. will pay the aggregate purchase price of any Debentures tendered solely in cash. If all outstanding Debentures are surrendered for purchase pursuant to the Put Option, the aggregate cash purchase price will be $391.3 million, the current outstanding principal amount of the Debentures. Holders that do not surrender their Debentures for purchase will maintain the right to exchange their Debentures, subject to the terms, conditions and adjustments applicable to the Debentures. The Debentures are currently exchangeable and the exchange price, which is subject to adjustment for dividends, is equivalent to a share price of $12.60. Based on Company’s current stock price, the exchange value of the Debentures exceeds the Put Option cash purchase price. None of the Company, Host Hotels & Resorts, L.P., the board of directors of the Company and its employees have made or are making any representation or recommendation as to whether any holder should surrender any Debentures.

The opportunity to surrender Debentures for purchase pursuant to the Put Option will terminate at 5:00 p.m., New York City time, on October 13, 2015. In order to exercise the applicable Put Option, a holder must follow the procedures set forth in the applicable notice to holders. Holders may withdraw any Debentures previously surrendered at any time prior to 5:00 p.m., New York City time, on October 13, 2015.

Host Hotels & Resorts, L.P. will file a Tender Offer Statement on Schedule TO for the Debentures with the Securities and Exchange Commission. In addition, documents specifying the terms, conditions and procedures for surrendering and withdrawing Debentures for purchase, including the notices to holders, will be available through The Depository Trust Company and the paying agent for the Debentures, which is The Bank of New York Mellon.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Host Hotels & Resorts, Inc. News Release	September 14, 2015

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 and Fortune 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 94 properties in the United States and 16 properties internationally totaling approximately 58,000 rooms. The Company also holds non-controlling interests in five joint ventures, including one in Europe that owns 18 hotels with approximately 6,200 rooms and one in Asia that has interests in four hotels in Australia and India. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, Le Meridien®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Swissotel®, ibis®, Pullman®, and Novotel® as well as independent brands in the operation of properties in over 50 major markets worldwide. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: changes in national and local economic and business conditions and other factors such as natural disasters, pandemics and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and dispositions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*	This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

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